Exhibit 99.1

Ironclad Performance Wear Reports First Quarter 2012 Financial Results

Net Sales Up 57%, Driving Record Q1 Sales and Net Income

LOS ANGELES, CA – May 9, 2012 – Ironclad Performance Wear Corporation (ICPW.OB), the recognized leader in high-performance task-specific gloves, announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Results
The company reported record net sales for the first quarter of $5.35 million, an increase of 57% percent from $3.40 million in the first quarter of 2011.

Gross profit increased 42% to $1.95 million, or 36.5% of net sales, compared to $1.38 million, or 40.5% of net sales in the first quarter of 2011.

Operating expenses as a percent of net sales decreased to 32%, or $1.72 million, compared to 45% of net sales, or $1.53 million, during the same period last year.

Net income from operations was $228,496, a 246% improvement from a net loss of ($156,479) during the same period in 2011.

Net income increased $505,023 to $246,986 in the first quarter 2012, a 196% improvement from a net loss of ($258,037) in the same period last year.

“Ironclad’s financial performance for the first quarter was particularly strong, given that Q1 is historically our most challenging quarter,” said Scott Jarus, Chairman and CEO of Ironclad. “In fact, we had record sales and our first-ever profitable Q1. These record results were driven by double-digit sales growth in both our industrial and co-branded product segments.”

Mr. Jarus added: “It is important to note that the year-over-year decline in the gross profit percentage is primarily due to strong growth in Ironclad’s co-branded and international businesses which, in most cases, do not require us to expend any effort or capital on marketing, sales and logistics on behalf of these co-branded and international partners. Consequentially, sales to these segments don’t share as much of the SG&A burden as our other business segments. So, effectively, their net contribution to the Company’s bottom line is very comparable to our traditional Ironclad-branded glove sales.”

Guidance for 2012
Ironclad reaffirms its full-year guidance outlined on February 29, 2012. Ironclad expects that net sales for 2012 will increase 15% - 20%, to $24.6 million to $25.7 million.

EBITDA, a non-GAAP term (i.e. Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 non-cash stock option expense), is expected to be between approximately $2.0 million to $2.4 million, or a 19% to 42% increase from 2011. Earnings per share are expected to increase marginally.

This guidance is based upon organic growth only, and does not contemplate acquisition opportunities which, if identified and concluded, would be expected to be accretive to both 2012 net sales and net income.

Mr. Jarus concluded: “Our financial results for 2011 and the first quarter of 2012 demonstrated the Company’s ability to leverage the Ironclad brand and expertise to produce innovative products for growth and profitability. We realize this 2012 guidance would imply a slower growth than 2011; however, it is important to keep in mind that at this early stage in the year – when buyers are still making decisions regarding placement opportunities for later this year – we do not yet have sufficient visibility to expect a higher growth rate. That being said, there are significant market opportunities ahead for us, including Ironclad’s entry into the outdoor sporting goods market through our Coleman branded gloves, and the continued growth seen with Ironclad’s existing customers. In addition, we expect our most technical gloves, such as the KONG glove line for the oil & gas industry, to experience continued market expansion around the world.”

Conference Call
Ironclad Performance Wear will hold a conference call to discuss first quarter 2012 financial results today, Wednesday, May 9, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, dial (877) 941-1427 ten minutes prior to the call. International callers should dial 1+ (480) 629-9664.

If you are unable to participate in the live call, a replay will be available through May 23, 2012. To access the replay, dial (877) 870-5176 (passcode: 4532690). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. The Webcast will be archived on Ironclad’s Website through May 23, 2012.

The Company's financial results and other investor information are posted online at www.ironclad.com/investor-relations.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit www.ironclad.com.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Justin Vaicek
Liolios Group, Inc.
ICPW@liolios.com
(949) 574-3860

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and exceptional performance for 2012, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers and Ironclad’s profitability in 2012. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Non-GAAP Financial Measures
This release contains disclosure regarding the non-GAAP financial measure EBITDA, which also includes non-cash stock option expense (i.e. Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense). The company believes that use of EBITDA, which also includes non-cash stock option expense, as a supplemental measure of performance improves the transparency of the company’s disclosures.  This non-GAAP financial measure is not a substitute for GAAP financial results, and should only be considered in conjunction with the company’s financial information that is presented in accordance with GAAP.

Ironclad Performance Wear Corp.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$853,935	$1,060,125
Accounts receivable net of allowance for doubtful accounts of $37,000	2,183,789	798,004
Due from Factor	662,920	2,462,973
Inventory net of reserve of $460,000	3,900,716	4,449,315
Deposits on Inventory	584,848	467,063
Prepaid and other	259,233	265,652
Total Current Assets	8,445,441	9,503,132

Property and Equipment
Computer equipment and software	510,529	486,066
Vehicles	43,680	43,680
Office equipment and furniture	165,547	162,871
Leasehold improvements	43,589	43,589
Less: accumulated depreciation	(453,405)	(416,672)
Total Property and Equipment, net	309,940	319,534

Other Assets
Trademarks and patents, net of accumulated amortization of $33,966 and $31,915	131,261	131,412
Deposits	11,354	11,354
Total Other Assets	142,615	142,766

Total Assets	$8,897,996	$9,965,432

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,278,187	$2,560,504
Line of credit	443,853	1,661,220
Total current liabilities	2,722,040	4,221,724

Total Liabilities	2,722,040	4,221,724

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 shares authorized; 76,354,001 and 74,550,754 shares issued and outstanding at March 31, 2012 and
December 31, 2011, respectively	76,317	74,551
Capital in excess of par value	18,722,058	18,538,563
Accumulated deficit	(12,622,419)	(12,869,406)
Total Stockholders' Equity	6,175,956	5,743,708

Total Liabilities & Stockholders' Equity	$8,897,996	$9,965,432

Ironclad Performance Wear Corp.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

REVENUES	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net sales	$5,347,865	$3,397,128

COST OF SALES
Cost of sales	3,394,516	2,020,959

GROSS PROFIT	1,953,349	1,376,169

EXPENSES
General and administrative	622,008	593,588
Sales and marketing	684,571	612,223
Research and development	129,707	83,864
Purchasing, warehousing and distribution	249,783	213,695
Depreciation and amortization	38,784	29,278

Total Operating Expenses	1,724,853	1,532,648

INCOME FROM OPERATIONS	228,496	(156,479)

OTHER INCOME (EXPENSE)
Interest expense	(9,077)	(24,621)
Interest income	11,892	13
Other income (expense), net	54,675	-

Total Other Income (Expense), Net	57,490	(24,608)

NET INCOME BEFORE INCOME TAXES	285,986	(181,087)

PROVISION FOR INCOME TAXES	39,000	76,950

NET INCOME	$246,986	$(258,037)

NET INCOME PER COMMON SHARE
Basic	$0.00	$(0.00)
Diluted	$0.00	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	74,986,329	72,951,185
Diluted	83,539,450	81,207,361